EXHIBIT 10.27

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RESTATED AND AMENDED LICENSE AGREEMENT

THIS RESTATED AND AMENDED LICENSE AGREEMENT (the “Agreement”) is made and entered into as of August 7, 2006 (the “Effective Date”) by and BETWEEN NEKTAR THERAPEUTICS UK LIMITED, a limited company organized under the laws of England and Wales (“NEKTAR UK”), and MAP PHARMACEUTICALS, INC., a Delaware corporation (“MAP”) and amends, restates, supersedes and replaces that certain License and Supply Agreement (“Prior Agreement”) made and entered into as of June 22, 2004 by and between NEKTAR UK and MAP. NEKTAR UK and MAP are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, NEKTAR UK has been engaged in the research and development of engineered particles to enhance the therapeutic performance of compounds (to be administered by pulmonary or aerosol delivery) using its proprietary supercritical fluid particle formation technology, including but not limited to solution enhancement dispersion of supercritical fluid particles (“SEDS Technology”);

WHEREAS, MAP is engaged in the research and development of proprietary delivery systems, e.g., devices and formulations suitable for those devices for administering drugs by inhalation, including the pharmaceutical compound, dihydroergotamine [ * ] and its isomorphs and isomers;

WHEREAS, MAP and NEKTAR UK (or NEKTAR UK’S Affiliate, Nektar Therapeutics) entered into a Mutual Non-Disclosure Agreement effective March 9, 2004 (the “Nondisclosure Agreement”) relating to the exchange of confidential and proprietary information regarding engineered particles of pharmaceutical compounds for administration by inhalation; and

WHEREAS, under the Prior Agreement, MAP obtained and NEKTAR UK granted to MAP a license under certain of NEKTAR UK’s proprietary technology to develop, manufacture, market and sell a Product that combines a Formulation, based upon a Particulate Formation of Compound, together with an inhalation device on the terms and conditions provided in the Prior Agreement

WHEREAS, under the Prior Agreement, NEKTAR UK was to supply to MAP, clinical quantities of such Particulate Formation of Compound that met GMP requirements and the Parties were to negotiate and enter into a commercial supply agreement for such Particulate Formation of Compound; and

WHEREAS, the Parties desire to amend and provide for termination of obligations under the Prior Agreement for supply by NEKTAR UK and purchase by MAP of such Particulate Formation of Compound, to adjust payments to be made by MAP to NEKTAR UK, to state NEKTAR UK’s obligation to provide documents pertaining to such Particulate Formation of Compound, and to make NEKTAR UK’s other technical and regulatory support obligations subject to mutual agreement, and provide for NEKTAR UK to transfer to MAP certain manufacturing equipment useful for manufacture of such particulate formulation.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and promises contained in this Agreement, the Parties agree as follows:

AGREEMENT

1.      DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1      “Affiliate” means a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with a Party to this Agreement. For such purposes, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.2      “NEKTAR UK Core Technology” means products, processes, methods, technologies and other inventions (whether or not patentable) Controlled by NEKTAR UK and related to particulate formations of pharmaceutical compounds for delivery by inhalation using NEKTAR UK proprietary technologies, including but not limited to SEDS Technology and the use of SEDS Technology to prepare, purify, assay, formulate, micronize or process pharmaceutical compounds (including without limitation to apply the SEDS Technology to the Compound to prepare the Particulate Formation of Compound). NEKTAR UK Core Technology excludes (a) technologies solely relating to: the Compound or a Device, and (2) products, processes, methods, technologies and other inventions in the public domain that are owned or made by Third Parties (other than on behalf of NEKTAR UK or its Affiliates) and not Controlled by NEKTAR UK or its Affiliates.

1.3      “NEKTAR UK Know-How” means all Information that is (a) Controlled by NEKTAR UK at any time during the term of this Agreement and (b) useful or necessary in the Field. NEKTAR UK Know-How does not include NEKTAR UK Patent Rights.

1.4      “NEKTAR UK Patent Rights” means the rights granted by any governmental authority under any Patents and Patent Applications Controlled by Nektar UK that, assuming such Patent Applications were issued Patents, but for the grant of the license in Section 2.1, would be infringed by the manufacture, use, import, export, offer for sale or sale of a Particulate Formation of Compound, including without limitation a Particulate Formation of Compound or Product by or on behalf of MAP (other than by NEKTAR UK), including without limitation those Patents and Patent Applications listed on Exhibit 1.4. NEKTAR UK Patent Rights do not include NEKTAR UK Know-How. NEKTAR UK represents that it has used good faith efforts to include on Exhibit 1.4 all NEKTAR UK Patent Rights existing as of the Effective Date. Once per calendar year or as reasonably requested by MAP, the Parties will update Exhibit

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.4 to include all NEKTAR UK Patent Rights. If, as of the Effective Date or during the term immediately after any update pursuant to the previous sentence, Exhibit 1.4 does not include any NEKTAR UK Patent Rights, the Parties will in good faith update or correct Exhibit 1.4 as applicable, and this shall be each Party’s sole remedy for any omissions from Exhibit 1.4.

1.5      “Commercial Launch” means on a country-by-country basis, the first sale of a Product to a Third Party following Regulatory Approval of the Product in such country.

1.6      “Compound” means dihydroergotamine [ * ] or isomorphs or isomers thereof.

1.7      “Compound-Limited Claims” means all claims of those NEKTAR UK Patent Rights listed in Exhibit 1.4 or that are not listed in Exhibit 1.4 that claim Compound, formulations of Compound, compositions of matter, methods of manufacture or methods of using Compound or formulations of Compound, including without limitation the Particulate Formation of Compound and Formulation, whether or not such claims claim any compositions of matter, methods of manufacture of methods of using other compounds or formulations of such other compounds.

1.8      “Compound-Inclusive Claims” means all claims of NEKTAR UK Patent Rights that are not Compound-Limited Claims.

1.9      “Confidential Information” has the meaning set forth in Section 11.1.

1.10      “Compulsory License” means a compulsory license under the NEKTAR UK Patent Rights obtained by a Third Party through the order, decree, or grant of a competent governmental authority, authorizing such Third Party to manufacture, use, import, export, offer for sale or sell Product in a particular country.

1.11      “Control” means having ownership of or a license to an intellectual property or other right with the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.12      “Device” means any device designated by MAP for use for inhalation by means of nasal delivery or pulmonary delivery of the Formulation that is suitable for use in clinical trials for the Product and commercialization of the Product, including devices for which MAP owns an exclusive license in the Field for such purpose. Unless otherwise noted, the use of the term “Device” in this Agreement is not intended to indicate thereby the definition of “device” in the Federal Food, Drug and Cosmetic Act, as amended. Notwithstanding any other provision of this Agreement, NEKTAR UK does not grant to MAP any license or other right in or to any device Controlled by Nektar UK other than those rights granted under Section 2.1 or in or to any device Controlled by any Affiliate of Nektar UK.

1.13      “Diligent Efforts” means a level of effort by MAP, its Affiliates and sublicensees, collectively, in performing and carrying out MAP’s obligations and activities under this Agreement that is consistent with the level of efforts that a commercially reasonable

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

biopharmaceutical company having resources similar to those of MAP (or, if MAP grants a sublicense under this Agreement including rights to develop and/or commercialize the Product or if MAP is acquired, having resources similar to those of the party or parties having rights or obligations to perform MAP’s relevant obligations and activities under this Agreement pursuant to such sublicense agreement or after such acquisition, whether that be MAP or its successor, the sublicensee, and/or the acquirer) would devote to a biopharmaceutical product of similar market, profit and return on investment potential, appropriately taking into account relevant safety, efficacy, intellectual property, regulatory environment, technical and clinical considerations.

1.14      “DMF” means, as the case may be, either a Drug Master File or a Device Master File maintained with the FDA and the equivalent thereof, if any, in jurisdictions outside the United States.

1.15      “EMEA” means the European Medicines Evaluation Agency, or any successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedure in the European Union.

1.16      “FDA” means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

1.17      “Field” means administration of the Formulation by nasal or pulmonary delivery to patients by means of a Device.

1.18      “Formulation” means any mixture, blend or solution of the Particulate Formation of Compound, combined with excipients and/or adjuvants (herein referred to from time to time as “processing”) as required for administration by inhalation to a patient using a Device, which mixture, blend or solution has been developed by, on behalf of or at the direction of, MAP.

1.19      “FTE” means the number of days per year in which the obligations/responsibilities set forth herein will be performed. The current FTE is calculated as [ * ] days per year.

1.20      “FTE Rate” means the annual FTE rate of NEKTAR UK, the methodology for which is consistent with NEKTAR UK’s methodology for other similar programs, and which for 2006 is [ * ], and for each calendar year commencing with the year 2007 shall be adjusted to reflect any year-to-year increase in NEKTAR UK’s actual costs, provided that any increase in the FTE Rate shall not result in an increase greater than the Consumer Price Index for the San Francisco Bay Area (CPI) (based on a cumulative index of CPI numbers starting on the Effective Date to the date of the calculation of such FTE Rate). NEKTAR UK shall notify MAP of any adjustment in the FTE Rate for any year on or before December 1 of the preceding year.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.21      “Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures set forth in the guidelines entitled in “Good Clinical Practice: Consolidated Guideline,” including related regulatory requirements imposed by the FDA, any successor agency and as applicable the equivalent thereof in jurisdictions outside the United States.

1.22      “Good Manufacturing Practices” or “GMP” means the then-current regulations set forth in 21 C.F.R. Parts 210 – 211, 820 and 21 C.F.R. Subchapter C (Drugs), Quality System Regulations and the requirements thereunder imposed by the FDA and, as applicable, the equivalent regulations and requirements in jurisdictions outside the United States.

1.23      “Information” means formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, results, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, whether or not patentable.

1.24      “MAA” means a marketing approval application filed with the EMEA for regulatory approval to market and sell Product in the European Union and similar in purpose to the NDA in the United States.

1.25      “Major Market Country” means any of the [ * ].

1.26      “MSE” means the manufacturing skid and equipment owned by NEKTAR UK as of the Effective Date that as of the Effective Date is in place at [ * ] in [ * ].

1.27      “Net Sales” means the dollar amount invoiced by MAP or its Affiliates or sublicensees for sales of the Product to Third Parties (including without limitation to retailers, distributors, wholesalers, physicians’ offices, hospitals and pain clinics, and expressly excluding Affiliates and sublicensees of MAP) less: (a) customary trade and quantity discounts actually allowed and taken; (b) allowances actually given for returned or rejected Product; (c) the lesser of (i) [ * ] of the aggregate gross amount invoiced on account of sales of the Product by MAP or a sublicensee to a Third Party in a particular country during the relevant calendar quarter in respect of which royalties are being calculated or (ii) the actual amount of any write-offs for bad debt relating to such sales of the Product in such country during the relevant calendar quarter in respect of which royalties are being calculated; (d) freight and insurance, if included in the price; (e) government-mandated and other rebates; and (f) value added tax, sales, use or turnover taxes, excise taxes and customs duties included in the invoiced price.

1.28      “NDA” means (a) the single application or set of applications for the Product and/or pre-market approval to manufacture and sell commercially both a Formulation, which is, or was processed using, the Particulate Formation of Compound, and a Device, filed by MAP or its sublicensee with the FDA or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceuticals or biological

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

therapeutic products, delivery systems and devices in the United States and (b) any related registrations with or notifications to the FDA.

1.29      “Particulate Formation of Compound” means particles of Compound that have been engineered using NEKTAR UK Core Technology.

1.30      “Patent” means (i) letters patent and utility models including any extension, substitution, registration, confirmation, reissue, re-examination, renewal, or foreign corresponding rights thereof and (ii) to the extent rights are granted by a governmental authority thereunder, a Patent Application.

1.31      “Patent Application” means an application for letters patent, including without limitation a continuation application, a continued prosecution application, a continuation in-part application or, divisional application, or foreign equivalents thereof.

1.32      “Product” means the combination of the Formulation, produced through processing of the Particulate Formation of Compound, and a Device, the manufacture, use, import, export, offer for sale or sale of which by or on behalf of MAP would, but for the grant of the licenses in Section 2.1, infringe any NEKTAR UK Patent Rights or exploit any NEKTAR UK Know-How.

1.33      “Regulatory Approval” means (a) in the United States, approval by the FDA of an NDA or other applicable filing and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other than the United States, e.g., Europe, approval by regulatory authorities having jurisdiction over such country, e.g., EMEA, of a single application or set of applications comparable to an NDA or other applicable filing, e.g., MAA, and satisfaction of any related applicable regulatory and notification requirements, if any, together with any other approval necessary to manufacture and sell pharmaceuticals commercially in such country.

1.34      “Regulatory Authority” means the FDA or any successor agency in the United States, and the equivalent regulatory authorities in other jurisdictions of the Territory, e.g., EMEA.

1.35      “MAP Know-How” means all Information that is (a) owned or otherwise Controlled by MAP at any time during the term of this Agreement, and (b) necessary or useful in developing or manufacturing the Product. MAP Know-How does not include MAP Patent Rights.

1.36      “MAP Patent Rights” means the rights granted by any governmental authority under a Patent that covers a composition, including but not limited to the Formulation, Device, method (including, without limitation, a process or use), apparatus, or manufacture necessary or useful in developing or manufacturing the Product, which Patent is owned or otherwise Controlled by MAP and covers an invention made before or during the term of this Agreement. MAP Patent Rights do not include MAP Know-How.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.37      “Territory” means worldwide.

1.38      “Third Party” means any person or entity other than MAP, NEKTAR UK, a sublicensee of MAP or an Affiliate of any of them.

1.39      “Valid Claim” means either: (a) a claim of an issued and unexpired patent that has not been (i) cancelled, (ii) declared invalid by an unreversable and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) abandoned; or (b) a claim of a pending patent application filed and kept pending in good faith and that has not been (i) cancelled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.

1.40      “Laws” means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this Agreement or applicable to either of the Parties with respect to any matters set forth herein.

1.41      “WPCE” shall mean the Work Plan and Cost Estimate to be developed by the Joint Project Team pursuant to Section 3.6.

2.      LICENSE GRANTS

2.1      Licenses to MAP.

(a)      License to Compound-Inclusive Claims. Subject to the terms and conditions of this Agreement, NEKTAR UK hereby grants MAP an exclusive royalty-bearing license in the Territory, for the term of this Agreement, with the right to grant sublicenses to the extent permitted under Section 2.3, to and under the Compound-Inclusive Claims and the NEKTAR UK Know-How, to manufacture, use, import, export, offer for sale, sell and otherwise develop and commercialize the Product within the Field.

(b)      License to Compound-Limited Claims. NEKTAR UK hereby grants MAP a worldwide, exclusive, perpetual, irrevocable, royalty free, fully-paid up license, with the right to grant sublicenses through multiple tiers without restriction, to and under the NEKTAR UK Patent Rights that are Compound-Limited Claims. The license grant under this Section 2.1(b) shall survive termination or expiration of this Agreement for any reason. For clarity, MAP shall have no milestone obligations under Section 6.1 or royalty or other payment obligations under Section 6.2 for a Product for which the manufacture, use, import, offer for sale or sale by MAP would, but for the licenses granted pursuant to this Section 2.1, infringe one or more Compound-Limited Claims that are Valid Claims but would not infringe any Compound-Inclusive Claims that are Valid Claims.

2.2      License to NEKTAR UK. MAP hereby grants to NEKTAR UK a nonexclusive, royalty-free license in the Territory under MAP Patent Rights and MAP Know-How solely to the extent useful or necessary for NEKTAR UK to fulfill its obligations under this

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement. In no event shall NEKTAR UK use the MAP Patent Rights or the MAP Know-How for purposes not related to NEKTAR UK’S obligations under this Agreement. The license granted to Nektar UK by MAP under this Section 2.2 shall terminate on the termination or expiration of this Agreement.

2.3      Sublicense Rights. Any sublicensee to whom MAP sublicenses rights under this Agreement, to the extent sublicensing is permitted under this Agreement, shall agree to be bound by all of the applicable terms and conditions of this Agreement. If MAP desires to sublicense any of the rights granted to it under Section 2.1(a), MAP must obtain the prior written consent of NEKTAR UK, such written consent not to be unreasonably withheld, except that MAP may grant a sublicense to a Third Party if such Third Party will be responsible for co-developing or commercializing the Product without NEKTAR UK’s prior written consent. MAP’s grant of any sublicense shall not relieve MAP from any of its obligations under this Agreement, and MAP shall remain jointly and severally liable for any breach of a sublicense by a sublicensee to the extent that such breach would constitute a breach of this Agreement and any breach of the sublicense by the sublicensee shall be deemed a breach of this Agreement by MAP to the extent that such breach would constitute a breach of this Agreement.

2.4      No Implied Rights or Licenses. Neither Party grants to the other any rights or licenses in or to any patent or other intellectual property right, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this Agreement. Other than as expressly provided for herein, MAP may not copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt or create derivatives of the Particulate Formation of Compound. Other than as expressly provided for herein, NEKTAR UK may not copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt or create derivatives of any Device or the Formulation.

2.5      Exclusivity Covenant. Subject to MAP complying with its obligations to use Diligent Efforts pursuant to Section 2.6, during the term of this Agreement, NEKTAR UK will not, either alone or in combination with Third Parties, research, develop, or commercialize particles of Compound that have been engineered using NEKTAR UK Core Technology for inhalation by nasal delivery or pulmonary delivery by means of an inhalation device, except pursuant to this Agreement. For clarity, nothing shall preclude NEKTAR UK or its Affiliates from researching, developing, manufacturing or commercializing, either alone or in combination with Third Parties, any other products containing Compound, including without limitation, products utilizing pegylation technologies or other pulmonary delivery or nasal delivery technologies other than NEKTAR UK Core Technology.

2.6      Diligence.

(a)      Obligations.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)      MAP shall use Diligent Efforts to (A) develop, manufacture and commercialize the Product for use in the Field; and (B) achieve the following diligence milestones with respect to the Product within the time periods set forth below, which time periods may be revised from time to time by the Parties as defined in Section 2.6(b):

Commencement of the first Phase II clinical trials*	Within [ * ] after the initiation* of the Phase I clinical trials.

Commencement of the first Phase III clinical trials*	Within [ * ] after the initiation* of the Phase II clinical trials.

First filing of an NDA, MAA or equivalent application for marketing approval in a Major Market Country	Within [ * ] after completion** of the Phase III clinical trials.

First Commercial Launch in a Major Market Country	Within [ * ] after the first Regulatory Approval in a Major Market Country.

* With respect to this Section 2.6, a clinical trial or study is deemed to commence on initial dosing of the first patient or subject in such trial or study.

** With respect to this Section 2.6, a clinical trial or study is deemed to be complete on the earlier of [ * ] after the final dosing of a patient or subject in such trial or study, or the date of the final report for such trial or study.

(ii)      Following the first Commercial Launch of the Product in a Major Market Country and subject to the limitations of Section 2.6(b), MAP will also use commercially reasonable efforts to commercialize the Product in all other Major Market Countries, and in all other countries in the Territory selected by MAP for commercialization.

(iii)      On or before each January 1 during the term of this Agreement until Commercial Launch of the Product has occurred in a Major Market Country, MAP will provide NEKTAR UK with a written report outlining its progress, and expected timelines to achieve each milestone stated in Sections 2.6(a)(i). In addition, MAP agrees to notify Nektar UK in writing on the achievement of any milestone event specified under this Section 2.6(a)(i) or Section 6.1. Failure to provide any such written report or written notification under this Section 2.6(a)(iii) by MAP shall not be considered a material breach of this Agreement unless, following written notification by NEKTAR UK to MAP of MAP’s failure to provide any written report, MAP fails to cure such failure within thirty (30) days of such notice. Notwithstanding anything in this Section 2.6(a), any failure by MAP to timely pay any amounts due under Section 6.1 shall be a material breach of this Agreement.

(b)      Limitations. Although MAP shall at all times be obligated to use Diligent Efforts under Section 2.6(a), if MAP is unable to achieve in a timely manner the milestones in Section 2.6(a)(i) despite using Diligent Efforts to do so due to factors (including regulatory issues) that are out of the reasonable control of MAP, then pursuant to Section 2.6(c),

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Parties shall agree in good faith to reasonable extensions of the specified dates of completion for the milestones (and shall amend Section 2.6(a)(i) accordingly) by the amount of the delay caused by such factors. Notwithstanding any other provision of this Section 2.6, MAP’s diligence obligations under Section 2.6(a)(i), including MAP’ s obligation to meet the milestones set forth in Section 2.6(a)(i), are conditioned upon the absence of any material adverse condition or event related to the safety, bioavailability or efficacy of the Product, significant change in applicable government regulatory requirements, the occurrence of an act of Force Majeure, impediments caused by engineering of particles, manufacturing or other technical issues related to the Particulate Formation of Compound, or impediments caused by engineering, manufacturing or other technical issues related to the Compound, Formulation, Device or Product. In addition, each of MAP’s diligence obligations under Section 2.6(a)(i) is also conditioned upon the timely and complete performance by NEKTAR UK in the performance of its related responsibilities, if any.

(c)      Notification and Process for Amended Diligence Milestones. If MAP believes it will not able to meet any of its obligations under Section 2.6(a)(i) for whatever reason, MAP shall promptly notify NEKTAR UK in writing of such circumstances, including whether MAP’s inability to meet its obligation under Section 2.6(a)(i) is due to any reason specified in Section 2.6(b). If MAP is unable to achieve the specified completion dates for any milestones under Section 2.6(a)(i) for any reason specified in Section 2.6(b), the Parties shall agree in good faith to reasonable extensions of the specified dates of completion for the milestones (and shall amend Section 2.6(a) accordingly) by the amount of the delay caused by such factors. If MAP is unable to meet its obligations under Section 2.6(a)(i) for any reason other than ones specified in this Section 2.6(b), then NEKTAR UK shall not be obligated to discuss or agree to extend any timeframe and shall have the right (but not the obligation) to terminate this Agreement under Section 14.3.

3.      MANUFACTURING

3.1      General Background. NEKTAR UK has developed a process to manufacture the Particulate Formation of Compound, using the NEKTAR UK Core Technology, for pulmonary delivery of the Compound by inhalation.

3.2      MSE Transfer. NEKTAR UK hereby transfers to MAP, at no cost to MAP all right, title and interest of NEKTAR UK in and to the MSE, with the MSE to be located at its current location at [ * ] in [ * ] upon transfer. NEKTAR UK represents that, as of the time of such transfer, it is transferring to MAP good and marketable title, free of any liens or other encumbrances, in the MSE, but otherwise transfers such equipment “as is” and “where is” and without any other warranty of any kind, whether express, implied or statutory, including without limitation any warranty of merchantability, fitness for a particular purpose or non-infringement. NEKTAR UK will within ten (10) days of the Effective Date provide MAP with documentation of such transfer as reasonably requested by MAP. NEKTAR UK shall be responsible for any rent, costs or other obligations prior to the Effective Date with respect to the MSE. As of the Effective Date, MAP will be solely responsible for the MSE and for all liabilities associated with the MSE. MAP will be solely responsible, at its own expense, for developing, processing and manufacturing (i) the Particulate Formation of Compound on such equipment at [ * ], (ii) the

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Formulation using the Particulate Formation of Compound, (iii) any Device, and (iv) the Product (i.e., the combination of the Formulation and a Device), and for obtaining and maintaining Regulatory Approvals for and commercializing the Product in the Territory. MAP shall manufacture, store, handle, transport and dispose of any wastes relating to the Formulation, any Device and the Product, in accordance with Laws including without limitation GMP requirements, shall conduct all human clinical trials for the Product in accordance with Laws including without limitation GCP, and shall distribute, market and promote the Product in the Territory in accordance with Laws.

3.3    Responsibilities of the Parties.

(a)      If MAP desires that then-current employees of NEKTAR UK perform any of the following for MAP:

(i)      providing MAP with all technical specifications and materials reasonably requested by MAP to support manufacturing and scale-up of Particulate Formation of Compound;

(ii)      providing MAP with technical assistance to support scale-up and manufacturing of Particulate Formation of Compound at MAP’s expense at NEKTAR UK’s then current FTE rates plus expenses under Section 3.4; and

(iii)      cooperating with MAP in its regulatory filings, including providing any technical information for regulatory filings that MAP reasonably requests and sending an appropriate representative as needed to meetings with the FDA and EMEA as requested by MAP;

then MAP may so notify NEKTAR UK, upon which the Parties will discuss such potential provision of such services by NEKTAR UK to MAP for payment by MAP to NEKTAR UK at the applicable FTE Rate, provided, however, that MAP will not be obligated to pay for, and NEKTAR UK will not be obligated to provide, any such services other than on terms to which the Parties mutually agree and that no such services shall continue beyond the first anniversary of the Effective Date.

(b)      At MAP’s request made on or before August 1, 2006, NEKTAR UK will use commercially reasonable efforts for a period of two (2) months to facilitate MAP’s engagement of former NEKTAR UK employees, either as employees or contractors, for purposes of providing technical assistance to support scale up and manufacturing of the Particulate Formation of Compound at MAP’s sole expense, provided, however, that MAP will at all times have primary responsibility for negotiation and consummation of such engagement.

(c)      MAP’s responsibilities include but are not limited to:

(i)      developing and manufacturing [ * ] for use in [ * ];

(ii)      developing, processing and manufacturing [ * ] for use in [ * ];

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)      designing and managing [ * ];

(iv)      designing and managing [ * ];

(v)      assembling [ * ] for the Product and managing [ * ] in the Territory;

(vi)      processing, manufacturing and packaging [ * ] into [ * ]; and

(vii)      commercializing [ * ].

3.4      Access to Information and Standard of Performance.

(a)      Sharing of Information.

(i)      NEKTAR UK shall provide to MAP within thirty (30) days of the Effective Date, at no cost to MAP, all documents and information specified in Exhibit 3.3(a) that are possessed by NEKTAR UK as of the Effective Date. For any such documents and information that NEKTAR UK does not possess as of the Effective Date, it shall provide a written statement to MAP stating such fact.

(ii)      Until the first anniversary of the Effective Date, as reasonably requested by MAP, NEKTAR UK shall make available to MAP, at no cost to MAP, any specific NEKTAR UK Know-How that is in documentary form and possessed by NEKTAR UK as of the date of such request, solely for the purpose of enabling MAP to exercise its rights under the license granted pursuant to Section 2.1; provided, however, NEKTAR UK is not obligated to disclose any NEKTAR UK Know-How that is not reasonably necessary for such purposes.

(iii)      Until the third anniversary of the Effective Date, as reasonably requested by MAP, NEKTAR UK will use commercially reasonable efforts to locate and make available to MAP, at no cost to MAP, any specific NEKTAR UK Know-How that is in documentary form, possessed by NEKTAR UK as of the date of such request, and that the FDA, the EMEA, or an equivalent governmental authority with jurisdiction in a Major Market Country require under applicable laws or regulations in order to obtain or maintain approval of an NDA, an MAA, or an equivalent marketing approval in a Major Market Country.

(b)      Standard of Performance. MAP, in performing its research and development activities and any other activities in connection with its performance of its obligations in this Agreement, and NEKTAR UK, to the extent it is obligated to perform any activities under this Agreement, shall comply with all Laws including GCP and GMP as applicable.

(c)      Subcontracting Permitted. NEKTAR UK acknowledges and agrees that portions of the work to be performed by MAP under this Agreement may be performed on behalf of MAP by Third Parties, at MAP’s sole discretion, provided that MAP

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall first have obtained written confidentiality agreements with any such subcontractors at least as protective as those of Article 11 of this Agreement. Also, each Party will use reasonable efforts to obtain from such Third Parties written assignments of, or equivalent rights under, all patent rights and know-how that such Third Parties may develop by reason of work performed under this Agreement, and will bear any and all costs associated with obtaining such assignments.

3.5      SMP Line Purchase Option. MAP shall have an exclusive option to negotiate with NEKTAR UK for the purchase of the existing SMP manufacturing line located at NEKTAR UK’s facilities as of the Effective Date (“SMP Line”), as set forth in this Section 3.5. If at any time prior to the second anniversary of the Effective Date, NEKTAR UK either receives a bona fide written offer from a Third Party to purchase the SMP Line, or MAP in its sole discretion desires to purchase the SMP Line, such Party will so notify the other Party. For sixty (60) days from the date of receipt of such written notice, or for such longer period of time as the parties may mutually agree in writing, the Parties will negotiate in good faith a commercially reasonable price at which MAP may purchase the SMP Line from NEKTAR UK, provided that MAP shall have the right to match the amount of any bona fide written offer triggering such negotiation period. NEKTAR UK shall provide a copy of any such bona fide written offer to MAP, with the name and any other identifying information of the party making such offer redacted. MAP, by giving written notice to NEKTAR UK, may transfer its rights under this Section 3.5 to its sublicensee of Particulate Formation of Compound manufacturing rights under the license granted in Section 2.1. If, following any such good faith negotiation between the Parties, they do not reach agreement for MAP’s purchase of the SMP Line and NEKTAR UK does not sell the SMP Line to the relevant Third Party, MAP’s option under this Section 3.5 shall continue under the terms of this Section 3.5.

3.6      Program Management. To plan and manage any regulatory, process development and manufacturing scale up activities conducted pursuant to Section 3.3(a), if any, the Parties shall appoint a Joint Project Team. Implementation of the Work Plan Cost Estimate (or “WPCE”, as more fully described in Section 3.7) and the specific contracted activities shall be managed by the Joint Project Team. The Joint Project Team shall be comprised of appropriate representatives of both parties, and shall meet no less frequently than once a month in person or by teleconference when any such work under a WPCE is undertaken. Each Party shall appoint a project team leader (and other key contacts, as necessary) to serve as principal Joint Project Team liaisons for the Parties. Employees of each Party who are not on the Joint Project Team may attend meetings of the Joint Project Team, as required to further the Project. Any disagreements between NEKTAR UK and MAP representatives at the Joint Project Team level shall be subject to the dispute resolution procedures as set forth in Article 16.

3.7      Work Plan and Cost Estimate. Any specific regulatory, process development and manufacturing scale up activities to be performed by NEKTAR UK pursuant to Section 3.3(a) and the applicable timelines and budgets for such activities shall be defined for applicable time period during which such activities are to be undertaken in a detailed WPCE approved in writing by the Joint Project Team. The Joint Project Team will be responsible for the development and implementation of the WPCE. NEKTAR UK, by giving written notice to MAP, may implement changes of [ * ] to the cost estimate portion of the WPCE; all other changes to

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the WPCE shall be subject to prior review and unanimous written approval by the Joint Project Team.

3.8      [ * ] Agreement. Upon fulfillment of the NEKTAR UK purchase orders issued to [ * ] Inc. (“[ * ]”) or its affiliate for critical process parameter work (which does not include any [ * ]) (Purchase Order Nos. [ * ], [ * ], [ * ] and [ * ]), a [ * ] study (Purchase Order No. [ * ]), and [ * ] (Purchase Order No. [ * ]), in each case for Particulate Formation of Compound, NEKTAR UK shall timely pay the corresponding invoices that [ * ] Inc. or its affiliate issue, provided that such fulfillment and invoices comply with the terms and provisions of the Services Agreement made and entered into as of [ * ], by and between NEKTAR UK and [ * ] (“[ * ] Agreement”), and MAP shall pay invoices issued by NEKTAR UK with respect to amounts so paid to [ * ] or its affiliate within thirty (30) days of MAP’s receipt of such invoices. At any time on or after NEKTAR UK has fulfilled its obligations to fulfill in accordance with the Prior Agreement the MAP issued purchase orders in effect as of the Effective Date for critical process parameter work (but excluding any portion of such purchase order for [ * ]), a [ * ] study and [ * ] and NEKTAR UK has paid such [ * ] invoices, NEKTAR UK has the right to terminate the [ * ] Agreement, and if it does so, it shall given written notice of such termination to MAP.

4.      REGULATORY FILINGS.

4.1      Preparation of Regulatory Filings. MAP is solely responsible for preparing, filing, and maintaining, and shall own, the regulatory filings relating to the Product as set forth in this Section 4.1. MAP shall, at its election, prepare and maintain Drug or Device Master Files (as the case may be) covering the Formulation, including the Particulate Formation of Compound, and a Device. MAP (or its sublicensee) shall be responsible for preparing the regulatory submissions for, and obtaining and maintaining, all Regulatory Approvals in the Territory. MAP, as the owner of such Regulatory Approvals is responsible for all interactions with Regulatory Authorities relating thereto. NEKTAR UK shall cooperate with MAP in the preparation and maintenance of such regulatory submissions and Regulatory Approvals pursuant to Section 3.4(a) and if and to the extent agreed pursuant to Section 3.3(a)(iii).

4.2      Adverse Reaction Reporting and Product Complaints. To the extent permitted by law, MAP shall notify the other in writing of all information that comes to its attention concerning serious adverse events in connection with the Product that are or may be reasonably attributable to the Particulate Formation of Compound, rather than to the Product generally or to the Compound.

5.      PACKAGING; NEKTAR UK MARK.

5.1      Packaging. To the extent allowable by law and upon written request by NEKTAR UK, the Product packaging shall carry the trademark, trade name, brand name, logo or other marking of NEKTAR UK or its permitted assignee under Section 17.2 (subject to grant of an appropriate, royalty-free license to MAP by such assignee reasonably consistent with that granted by NEKTAR UK in Article 13), the identity and style of which shall be subject to MAP’s reasonable approval of the size, position, and location thereof on such Product packaging. Such trademark, trade name, brand name, logo or other marking of NEKTAR UK or

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

its permitted assignee will be in addition to the trademarks, brand name, trade name, logos and company name of MAP. Further, such Product packaging, package inserts and any promotional materials associated with the Product, will carry, in a conspicuous location, a patent notice in accordance with and when required by the applicable laws of the country in which (a) the Product is sold and (b) a claim in a patent included in the NEKTAR UK Patent Rights covering the Product exists, with the size, placement, positioning and location of such patent markings being determined by mutual agreement of the Parties. Nothing in this Section 5.1 shall be construed as a consent by MAP to any such assignment of this Agreement by NEKTAR UK under Section 17.2.

6.      PAYMENT OBLIGATIONS.

6.1      Milestone Payments. In addition to the amounts due to NEKTAR UK pursuant to Section 6.2, in partial consideration for the grant of the license by NEKTAR UK to MAP under Section 2.1(a), MAP shall make the following non-refundable, non-creditable milestone payments (the “Milestone Payments”) to NEKTAR UK with respect to this Agreement and the Product within [ * ] after achievement of the relevant milestone:

Milestone Event	Milestone Payment Amount (U.S. Dollars)

(A) Completion of first Phase II human clinical trial*.	[ * ]

(B) Filing of the first NDA, MAA or equivalent application for marketing approval for the Product.	[ * ]

(C) The First Commercial Launch of the Product in the first of the Major Market Countries.	[ * ]

(D) The date (or, if the effective date is before the date on which such parties enter such agreement, then such entry date) of any agreement between MAP or any of its Affiliates and a Third Party under which MAP or any such Affiliate (i) grants a sublicense under its license in Section 2.1(a) that includes the right to commercialize the Product or (ii) grants rights to market, promote, distribute and/or sell the Product, in each case the effective date (or, as applicable, the entry date) of such agreement being prior to the completion of the first Phase III human clinical trial of the Product, provided however, that the grant of an unexercised option, for a cumulative period of no more than three (3) years, to receive a grant as described in clauses (i) or (ii) shall not be a milestone event under this clause (D), subject to Section 6.2(e) as applicable*.	[ * ]

(E) The effective date (or, if the effective date is before the date on which such parties enter such agreement, then such entry date) of any	[ * ]

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreement between MAP or any of its Affiliates and a Third Party under which MAP or any such Affiliate (i) grants a sublicense under its license in Section 2.1(a) that includes the right to commercialize the Product or (ii) grants rights to market, promote, distribute and/or sell the Product, in each case the effective date (or, as applicable, the entry date) of such agreement following the completion of the first Phase III human clinical trial of the Product, provided however, that the grant of only an unexercised option, for a cumulative period of no more than [ * ], to receive a grant as described in clauses (i) or (ii) shall not be a milestone event under this clause (E) subject to Section 6.2(e) as applicable*.

* For purposes of this Section 6.1, a human clinical trial shall be deemed to be complete upon the earlier of issuance of the final report regarding such clinical trial by or on behalf of MAP, its Affiliates or sublicensees, (ii) with respect to a Phase II clinical trial, [ * ] after the final dosing of the last patient in such clinical trial, and (iii) with respect to a Phase III clinical trial [ * ] after the final dosing of the last patient in such clinical trial.

6.2    Royalties and Alternate Payments.

(a)      Under the terms and conditions of this Agreement, in partial consideration for the grant of the license under NEKTAR UK to MAP under Section 2.1(a), MAP shall pay NEKTAR UK a royalty on a quarterly basis, which royalty is based on Net Sales per annum of the Product sold in the Territory by MAP or its Affiliates or sublicensees, in which, and for so long as, the manufacture, use, import, export, offer for sale, or sale of such Product is covered by a Valid Claim of NEKTAR UK Patent Rights that is a Compound-Inclusive Claim:

Royalty Rate	Net Sales in the Territory (Per Annum)

[ * ]	Less than or equal to [ * ]

[ * ]	Greater than [ * ] and less than or equal to [ * ]

[ * ]	Greater than [ * ]

As an illustrative example of the royalty scheme under this Section 6.2(a), if Net Sales of the Product by MAP for a given year amount to [ * ], NEKTAR UK will receive a royalty of [ * ] of the first [ * ] of Net Sales (equal to [ * ] ), a royalty [ * ] on the next [ * ] of Net Sales (equal to [ * ]), and royalty of [ * ] on the final [ * ] of Net Sales (equal to [ * ]), for a total royalty of [ * ].

(b)      In the event that there is no Valid Claim of NEKTAR UK Patent Rights that is a Compound-Inclusive Claim covering the manufacture, use, import, export, offer for sale or sale of the Product in a particular country, then the royalty due under Section 6.2(a) shall be reduced by [ * ] for such particular country based on the total blended royalty calculated for the Territory in Section 6.2(a) from and after the first sale of a Product in such country which is not covered by a Valid Claim of the NEKTAR UK Patent Rights that is a Compound-Inclusive

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Claim covering the manufacture, use, import, export, offer for sale or sale of the Product in a such country until the termination until the obligation of MAP to pay royalties ceases as specified in Section 14.1. The obligations of MAP to pay reduced royalties under this Section 6.2(b) shall be determined as set forth in Section 14.1.

(c)      If MAP or any of its Affiliates grants a sublicense that includes the right to commercialize the Product under this Agreement to a Third Party(ies), or grants a Third Party(ies) rights to market, promote, distribute and/or sell the Product, then:

(i)      within ten (10) business days of entry into the agreement pursuant to which any such grant is made, MAP will provide NEKTAR UK an copy of all agreements pursuant to which or in connection with which such grant was made, provided that MAP may redact any provision that is not a right or obligation under such agreement,

(ii)      in place of the milestones and royalties set forth in Sections 6.1 and 6.2(a), but subject to Section 6.2(e), MAP shall pay NEKTAR UK [ * ] of all of the [ * ] incurred by MAP, its Affiliates or its sublicensees (other than such Third Party) for [ * ] of MAP, its Affiliates or sublicensees (other than such Third Party), any [ * ] extended to MAP, its Affiliates or sublicensees (other than such Third Party), and any [ * ] incurred by MAP, its Affiliates or its sublicensees (other than such Third Party) received in consideration of the grant(s) of such sublicense(s) or other right(s), in each case that is received by MAP, its Affiliates or its sublicensees (other than such Third Party), and in each case after deduction from such amounts any tax or other government charge (other than income tax) levied on such amounts to the extent borne by MAP, its Affiliates and sublicensees (such amounts to be paid by MAP, collectively, “Sublicense Revenues”), but in no event shall NEKTAR UK receive, on a country-by-country basis, less than [ * ] of the aggregate Net Sales per annum of the Product sold in a particular country where such Third Party rights with respect to the Product have been granted by MAP or its Affiliates or sublicensees, and

(iii)      any Net Sales made by any such sublicensee shall not be included in the calculation of Net Sales for which MAP is obligated to pay a royalty pursuant to Section 6.2(a).

(d)      If MAP or any of its Affiliates grants an option as described in milestones (D) or (E) of Section 6.1, MAP will pay NEKTAR UK [ * ] of any amounts received by MAP or its Affiliates in consideration for such grant that, but for being granted in connection with an option grant, falls within the definition of Sublicense Revenues. For clarity, any amount payable by MAP under this Section 6.2(d) shall be payable only one time and shall be due within thirty (30) days of the effective date of the first agreement granting such option and no payment regarding such option grant shall be due under Sections 6.1, 6.2(c) or 6.2(e), provided that this sentence does not apply to exercises of any such option grant.

(e)      Notwithstanding any provision of Sections 6.1 or 6.2(c), if MAP or its Affiliates enter into any agreement with a Third Party under which MAP (i) grants a sublicense under its license in Section 2.1(a) that includes the right to commercialize the Product or (ii) grants rights to market, promote, distribute and/or sell the Product, and under which such

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreement MAP or its Affiliates have the non-contingent right to receive any Sublicense Revenues within ninety (90) days of the effective date (or, if later, the entry date) of such agreement (“Up-front Sublicense Revenues”), then MAP will pay NEKTAR UK the applicable milestone payment (D) or (E) pursuant to Section 6.1 instead of [ * ] of such Up-front Sublicense Revenues as set forth in Section 6.2(c), if such milestone is in excess of [ * ] of such Up-front Sublicense Revenues. For clarity, any such milestone payment pursuant to Section 6.1 shall be paid only one time and shall be due on the Effective Date of the first sublicense.

(f)      In addition to Sections 6.2(b) and 6.2(c), the calculation of Net Sales and royalties under this Section 6.2 shall be subject to the application of ANTI-BUNDLING. “ANTI-BUNDLING” means any or all of the following:

(i)      If MAP or its sublicensees receive consideration other than cash for sales of the Product, then the fair market value of such consideration shall be included in Net Sales.

(ii)      If the Product is sold by MAP or its sublicensees at a price less than would have been obtained in an arm’s length transaction, Net Sales shall be calculated using the average price at which such the Product was sold during the reporting period in which the sale of the product at a reduced price occurred, provided that the average price will be calculated using aim’s length transactions only.

(iii)      If the Product is sold in combination with other products (the combination referred to as a “BUNDLE”) at a price less than the sum of MAP’s or its sublicensees’ average prices for all of the products included in the BUNDLE (as determined for such products in the immediately preceding reporting period), the gross receipts used for computing the royalty due under this Agreement shall be equal to the price of the BUNDLE multiplied by the average price for such Product (as determined for such Product in the immediately preceding reporting period) divided by the sum of the prevailing prices for all products included in the BUNDLE if sold separately (as determined above).

(g)      If any Third Party obtains or is granted a Compulsory License in any country to manufacture, use, import, export, offer for sale, or sell the Product, then MAP and NEKTAR UK (whoever has first notice thereof) shall promptly notify the other Party. If the royalty rate payable by the grantee of the compulsory license is less than the royalty set forth in Section 6.2(a) for such country, then the royalty payable by MAP hereunder in respect of those sales made under the compulsory license shall be reduced to such lower rate enjoyed by such Third Party grantee in the subject country if and for so long as the sales made by such Third Party pursuant to the compulsory license in such country exceed [ * ] of MAP’s or its sublicensee’s Net Sales of the Product in such country.

6.3    Payments. Payments due under Sections 6.2(a) and (b) shall be paid not later than thirty (30) calendar days following the end of each calendar quarter with respect to Net Sales in such quarter. Royalty payments due NEKTAR UK by MAP as a result of sublicensee payments will be made within thirty (30) calendar days of receipt of such payments by MAP. Payments due under Section 6.2(c) (other than any [ * ] share of royalties) shall be paid not later

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

than thirty (30) calendar days after MAP’s receipt of the applicable Sublicense Revenues. Each payment under this Section 6.3 with respect to royalties or any share thereof shall be accompanied by a written report showing (i) the calendar quarter for which such payment applies, (ii) the amount billed to Third Parties other than sublicensees for Product during such quarter, (iii) the total deductions from the amount billed to arrive at Net Sales, and (iv) the amount of royalties due. Any late payments under this Agreement shall bear interest at a rate of prime plus [ * ] per annum or the maximum rate permitted by law, whichever is less.

6.4      Currency of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars. Net Sales outside the United States shall be first determined in the currency of the country in which they are earned and shall be converted quarterly into an amount in U.S. Dollars at the average of the bid and ask prices reported in the Wall Street Journal as of the close of the last business day of such quarter in which royalty is due. All such converted Net Sales and cost items shall be consolidated with U.S. Net Sales for each calendar quarter and the applicable payments determined therefrom.

6.5      Single Royalty. Royalties payable under Sections 6.2(a) and (b) and milestones payments payable under Section 6.1 will be payable only once with respect to a particular Product and will be paid only once regardless of there being more than one Patent applicable to such Product. For clarity, the Parties agree that with regard to a particular Product, in addition to the milestone payments specified in (A), (B) and (C) of Section 6.1, if either of the milestone events specified in (D) or (E) of Section 6.1 occurs, then only the milestone payment corresponding to the first to occur of such milestone events in (D) or (E) of Section 6.1 shall be due with regard to such Product, subject to Sections 6.2(c), (d) and (e).

6.6      Sublicensing. In the event MAP grants a sublicense under Section 2.1(a) to a sublicensee to manufacture, use or sell the Product, such sublicenses shall require the sublicensee to (i) account for and report its Net Sales of the Product on the same basis as if such sales were Net Sales of the Product by MAP to MAP so that MAP may use such information to make payments consistent with the requirements of Section 6.3, (ii) keep records with respect to its activities with the Product to the same extent that MAP is required to do so pursuant to Sections 7.1 and 7.2, (iii) permit audits by NEKTAR UK of such sublicensee and its records to the same extent that NEKTAR UK may audit MAP and its records pursuant to Section 7.3 and (iv) comply with Section 5.1.

7.      RECORD KEEPING, RECORD RETENTION AND AUDITS.

7.1      Record Keeping. MAP shall record, to the extent practical, Information relating to the research, development, processing and manufacture of the Formulation and the Product in standard laboratory notebooks, which shall be signed, dated and witnessed, or if kept electronically, suitably validated. NEKTAR UK shall record, to the extent practical, Information relating to the research, development, and manufacture of the Particulate Formation of Compound in standard laboratory notebooks, which shall be signed, dated and witnessed, or if kept electronically, suitably validated. Each Party shall require its employees and consultants to disclose any inventions relating to, in the case of MAP, the Formulation and the Product and, in

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the case of NEKTAR UK, the Particulate Formation of Compound, in writing promptly after conception.

7.2      Records Retention. MAP shall keep complete and accurate records of its regulatory filings and commercialization records related to the Product, including without limitation those relating to sublicensing, distribution, promotion, marketing and other commercialization agreements, Product rejection, return or complaint records, invoices, shipping records or similar documents necessary to confirm MAP’ s performance hereunder. Such records shall also contain sufficient detail to permit NEKTAR UK to confirm the accuracy of calculations of all payments made under Article 6. The records to be maintained by MAP under this Section 7.2 shall be maintained for a minimum of four (4) years following the year in which the corresponding efforts or payments, as the case may be, were made under this Agreement or longer if required by regulatory requirements.

7.3      Audit Request. NEKTAR UK has, at its expense (except as provided below), the right to audit, on an annual basis, the records maintained by MAP under Section 7.2, to determine with respect to any calendar year, the accuracy of any report or payment made under this Agreement. If NEKTAR UK desires to audit such records, it will engage an independent, certified public accountant reasonably acceptable to MAP to examine such records. Such accountant will be instructed to provide to NEKTAR UK a report on the findings of the agreed upon procedures verifying any report made or payment submitted by MAP during such period, but will not disclose to NEKTAR UK any confidential information of MAP not necessary therefor. The expense of such audit will be borne by NEKTAR UK; provided, however, that if an error of more than [ * ] is discovered, then such expenses shall be paid by MAP. Such auditors shall not be paid on a contingency basis. Any Information received by NEKTAR UK pursuant to this Section 7.3 is deemed to be Confidential Information of MAP.

7.4      Survival. This Article 7 survives the expiration or any termination of this Agreement for a period of four (4) years.

8.      INVENTIONS, KNOW-HOW AND PATENTS.

8.1      Ownership of Inventions. Except as otherwise set forth herein, all inventions and discoveries acquired or developed solely by employees of a Party during the course of this Agreement (“Sole Inventions”) are the sole property of such Party. In the event that employees of MAP and NEKTAR UK jointly develop any invention or discovery, MAP and NEKTAR UK will each own an undivided one-half (1/2) interest, without the consent of or a duty of accounting to the other Party, in and to such invention (“Joint Invention”), except as otherwise provided herein. With respect to MAP’S Sole Inventions and Joint Inventions relating solely to the NEKTAR UK Core Technology, MAP hereby assigns its entire right, title and interest in and to such Sole or Joint Invention to NEKTAR UK in consideration for the license granted herein. With respect to NEKTAR UK’S Sole Inventions and Joint Inventions relating solely to a Device and the Formulation, and NEKTAR UK’S Sole Inventions and Joint Inventions in the Field relating solely to: the Compound or methods of administering the Compound (collectively the “MAP Core Technology”), NEKTAR UK hereby assigns its entire right, title and interest in and to such Sole Inventions and Joint Inventions to MAP in

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

consideration for the payment and development obligations of MAP as set forth in this Agreement. In the event any Joint Invention that is jointly owned by the Parties has applicability outside the Field, each Party has the right to independently manufacture, use, import, export, offer for sale, or sell such Joint Invention, and has the right to assign or sublicense its rights in and to such Joint Invention, without the consent of or a duty of accounting to the other Party.

8.2      Individual Program Patent Filings. Each Party has sole discretion and responsibility to prepare, file, prosecute and maintain Patent Applications or Patents for its Sole Inventions, Sole Inventions of the other Party which were assigned to such Party under Section 8.1 and Joint Inventions, which were assigned to such Party under Section 8.1 and shall control all related proceedings. Each Party will endeavor to ensure whenever possible that claims are filed and prosecuted in such Patent Applications and Patents specifically directed to the Field or solely directed to the Particulate Formation of Compound, a Device or the Formulation, as the case may be. The Parties will endeavor to file such Patent Applications and Patents before any oral, written or electronic disclosure of the inventions claimed therein by either Party to maintain the validity of Patent Applications filed outside of the United States. At least twenty (20) days prior to the contemplated filing date, each Party will submit to the other Party a substantially completed draft of any Patent Application arising under this Agreement. Each Party will confer with the other, and make reasonable efforts to adopt the other Party’s reasonable suggestions regarding the prosecution of such Patent Applications and will copy the other Party on any official actions and submissions in such Patent Applications; however, final decision-making authority in prosecution of a Patent Application will reside with the Party who owns or was assigned the applicable Sole Invention or Joint Invention claimed in such Patent Application as set forth in Section 8.1. Irrespective of the ultimate ownership of the Patent Applications or Patents, MAP will bear all costs incurred pursuant to this Section 8.2 for Patent Applications or Patents that are solely applicable to the Field, and NEKTAR UK will bear all costs incurred pursuant to this Section 8.2 for Patent Applications that are not solely applicable to the Field. Each Party may delegate the preparation filing, and prosecution of Patent Applications and the maintenance of Patents pursuant to this Section 8.2 to a qualified Third Party.

8.3      Joint Program Patent Filings. To the extent it is practical to do so, Patent Applications on Joint Inventions relating solely to the Field or solely directed to the Particulate Formation of Compound, a Device or the Formulation shall be separately defined and prosecuted. With respect to all Patent Applications on Joint Inventions that have not been assigned to one Party under Section 8.1 (the “Joint Patent Applications”), the Parties will determine which Party is responsible for filing, prosecuting, maintaining and defending patent applications and patents on behalf of both Parties based on a good faith determination of the relative contributions of the Parties to the invention and the relative level of interest of the Parties in the invention; provided, however, MAP will prosecute, maintain and defend Joint Patent Applications that solely relate to inventions in the Field. At least twenty (20) days prior to the contemplated filing, the responsible Party will submit a substantially completed draft of the Joint Patent Application to the other Party for its approval, which will not be unreasonably withheld. Except as otherwise set forth in this Section 8.3, the Parties will share equally the costs of the preparation, filing, prosecution and maintenance of all Joint Patent Applications. If the Responsible Party does not wish to file, prosecute or maintain any Joint Patent Application or maintain or defend such a Patent in a particular country, it shall grant the other Party any

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

necessary authority to file, prosecute and maintain such a Patent Application or maintain or defend such a Patent in the name of both Parties. If either Party elects not to pay its portion of any shared costs for a Joint Patent Application or Patent issuing therefrom, the other Party may proceed with such Joint Patent Application or defense of such Patent in its own name and at its sole expense, in which case the Party electing not to pay its share of costs will assign its entire right, title and interest in and to such Joint Patent Application to the other Party and such invention is treated as a Sole Invention of the assignee for the purposes of Sections 8.1 and 8.2.

8.4      MAP Improvements to SEDS Technology. MAP, on behalf of it, its Affiliates, sublicensees, assignees and successor, hereby agrees that it, its Affiliates, sublicensees, assignees and successors will not (a) enforce against NEKTAR UK, its Affiliates, sublicensees, permitted assignees or successors, any Patents, Patent Applications or other intellectual property rights regarding improvements to the NEKTAR UK Core Technology developed by or on behalf of MAP or its Affiliates, its sublicensees, assignees or successors, during the course of this Agreement (the “MAP NEKTAR UK Core Technology Improvement IP”) or sue or institute any demand, claim, action, suit or proceeding against NEKTAR UK, its Affiliates or sublicensees under the NEKTAR UK Core Technology, permitted assignees or successors alleging, claiming or on the basis that there is, any infringement or misappropriation of any MAP NEKTAR UK Core Technology Improvement IP, or (b) facilitate, assist, participate in or cause any third party to so sue or bring, any such suit, demand, claim, action or proceeding against NEKTAR UK, its Affiliates or sublicensees under the NEKTAR UK Core Technology, permitted assignees or successors.

9.      INFRINGEMENT.

9.1    Infringement of Third Party Rights.

(a)      Notice. If the development, manufacture, use, import, export, offer for sale or sale of the Product (including without limitation through Product development and manufacture, use, import, export, offer for sale or sale of any intermediate in production of the Product or any portion of the Product, e.g. the Particulate Formation of Compound or Device) results in a claim, demand, suit, action or proceeding by a Third Party for patent infringement (“Third Party Patent Claim”), the Party to this Agreement first having notice shall promptly notify the other Party in writing. The notice shall set forth the facts of the Third Party Patent Claim in reasonable detail.

(b)      Conduct of Litigation. MAP, at its sole expense, shall control the defense and/or settlement of any Third Party Patent Claim, including without limitation, any Third Party Patent Claim that alleges or asserts that the development, processing, manufacture, use, import, export, offer for sale, or sale of the Particulate Formation of Compound, Formulation, a Device and/or the Product, in each case infringes a Third Party Patent. With regard to a Third Party Patent Claim that asserts the manufacture, use, import, export, offer for sale, or sale of the Particulate Formation of Compound under the licenses granted in Section 2.1 infringes a Third Party Patent (“Particulate Formation of Compound Claim”), (i) NEKTAR UK shall cooperate with MAP at MAP’s expense and reasonable request in such defense, has the right to be represented by counsel of its own choice in such defense at its own expense, (ii) MAP

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

has the sole discretion to settle any such Particulate Formation of Compound Claim where such settlement involves only the payment of money to be made by MAP, and (iii) if the settlement of any such Particulate Formation of Compound Claim involves anything other than the payment of money to be made by MAP, MAP must obtain NEKTAR UK’s consent in writing to the terms of such settlement agreement, with such consent not to be unreasonably withheld or delayed. MAP shall have the sole discretion to settle any other Third Party Patent Claim that is not a Particulate Formation of Compound Claim.

(c)      Litigation Payments and Costs. If either Party has an obligation to make any payments (including without limitation any royalty payments and/or one-time or lump sum payments) to a Third Party under a final court order or a pursuant to a settlement into which MAP enters in good faith, in each case as part of the disposition or settlement of a Third Party Patent Claim, MAP shall make all such payments. Any such payments (including without limitation any royalty payments and/or one-time or lump sum payments) made by MAP as part of disposition or settlement of a Particulate Formation of Compound Claim shall be “Article 9 Payments”. Any reasonable and documented litigation costs and expenses (including reasonable attorneys’ fees) of MAP incurred in the defense or litigation of a Particulate Formation of Compound Claim shall be “Article 9 Costs”. MAP shall be entitled to a credit for such Article 9 Payments and Article 9 Costs against royalties payable to NEKTAR UK pursuant to Section 6.2 (including, as applicable, NEKTAR UK’s share of royalties on Net Sales pursuant to Section 6.2(c)), subject to the following:

(i)      up to [ * ] of Article 9 Payments may be offset against such royalties subject to the following limitations:

(A)      if such Article 9 Payments are on the basis of royalties, then the royalties payable by MAP to NEKTAR UK may not be reduced in any quarter by more than [ * ] by reason of such offset, and no such offset that was not applied due to such limitation may be carried into any subsequent quarter;

(B)      if such Article 9 Payments are a one-time lump sum payment, then the royalties payable by MAP to NEKTAR UK may not be reduced in any quarter by more than [ * ] by reason of such offset; provided, however, that any excess amounts that have not been offset in a particular quarter may be carried into subsequent quarters; and

(C)      if such Article 9 Payments are both a one-time lump sum payment and royalty payments, then MAP will be permitted to offset the royalty portion of any such payments against the royalties owed to NEKTAR UK to the extent provided for in Section 9.1(c)(i)(A), prior to offsetting the lump sum portion of any such payments against royalties owed to NEKTAR UK to the extent provided for in Section 9.1(c)(i)(B).

(ii)      up to [ * ] of such Article 9 Costs may be offset against the royalties that are payable by MAP to NEKTAR UK, subject to the following limitations: the royalties payable by MAP to NEKTAR UK under this Agreement may not be reduced in any

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

quarter by more than [ * ] by reason of such offset under this Section 9.1(c)(ii) or Section 9.1(c)(i); provided, however, that any excess amounts of Article 9 Costs that have not been offset in a particular quarter may be carried into subsequent quarters.

(iii)      To avoid doubt, and notwithstanding anything to the contrary in this Agreement, the right of MAP under Section 9.1(c)(i) to offset royalties payable by MAP shall not be cumulative, such that the total amount of royalties that MAP may offset in any single quarter during the period of time during which royalties are due and payable hereunder, shall in total be no more than [ * ] of the royalties which otherwise would be due NEKTAR UK under this Agreement on Net Sales of the Product during such quarter. The remedies set forth in this Section 9.1(c) shall be NEKTAR UK’s sole liability, and MAP’s sole remedy, for any actual or alleged infringement of Third Party Patents as a result of the manufacture, use, import, export, offer for sale, or sale of the Particulate Formation of Compound.

(d)      If NEKTAR UK seeks to invoke MAP’s obligation to defend pursuant to this Section 9.1, the procedures set forth in Section 10.3 shall apply with respect to any obligation to defend that is provided for in this Section 9.1.

9.2    Infringement By Third Parties. For purposes of this Section 9.2, Compound-Limited Claims shall be deemed not to be included within NEKTAR UK Patent Rights.

(a)      Notice. If any of the NEKTAR UK Patent Rights or NEKTAR UK Know-How in the Field is infringed or misappropriated by a Third Party, the Party first having knowledge of such infringement or misappropriation shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail.

(b)      Prosecution of Actions Related to NEKTAR UK Core Technology.

(i)      Subject to Section 9.2(b)(ii), NEKTAR UK has the sole right, but not the obligation, to institute, prosecute and control any claim, demand, action, suit or proceeding with respect to any actual or potential infringement or misappropriation of any of the NEKTAR UK Patent Rights or NEKTAR UK Know-How arising from the use by a Third Party of NEKTAR UK Core Technology in the Field, by counsel of its own choice and at its own expense. MAP shall cooperate with NEKTAR UK at NEKTAR UK’s expense and reasonable request in the prosecution of such action or proceeding. If NEKTAR UK reasonably determines that MAP is an indispensable Party to the action, MAP hereby consents to be joined and to provide all reasonably necessary cooperation. In such event, MAP has the right to be represented in that action by its own counsel and at its own expense.

(ii)      MAP has the first right, but not the obligation, to institute, prosecute and control any claim, demand, action, suit or proceeding with respect to any actual or potential infringement of any of the NEKTAR UK Patent Rights arising from the use by a Third

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Party of NEKTAR UK Core Technology in the Field, where such Patent infringement is or is allegedly due to the manufacture, use, import, export, offer for sale or sale of a product that is competitive with the Product (“Competitive Product Infringement”), by counsel of its own choice and at its own expense. If MAP fails to bring a claim, demand, action, suit or proceeding for Patent infringement pursuant to this Section 9.2(b)(ii) within a period of sixty (60) days after receiving written notice from NEKTAR UK or otherwise having knowledge of such infringement or misappropriation of NEKTAR UK Core Technology in the Field, NEKTAR UK has the right, but not the obligation, to bring and control any such claim, demand, action, suit or proceeding by counsel of its own choice and expense. If a Party bringing any claim, suit, action or proceeding pursuant to its right under this Section 9.2(b)(ii) that the other Party is an indispensable Party to the claim, suit, action, or proceeding, the other Party hereby consents to be joined, and to provide all requested reasonable cooperation at the first Party’s expense. In such event, the other Party has the right to be represented in such action by its own counsel at its own expense. No settlement, consent judgment or other voluntary final disposition of a Competitive Product Infringement claim, demand, suit, action or proceeding may be entered into without the joint consent of MAP and NEKTAR UK (which consent shall not be withheld unreasonably).

(c)      Awards. If NEKTAR UK brings a claim, demand, suit, action or proceeding for infringement or misappropriation by a Third Party under Sections 9.2(b)(i), it will retain solely any damages or other monetary awards recovered by NEKTAR UK. If a Party brings a claim, demand, suit, action or proceeding for infringement or misappropriation by a Third Party under Section 9.2(b)(ii), any damages or other monetary awards recovered by such controlling Party shall be applied first to defray the costs and expenses of both Parties incurred in the action. The controlling Party shall pay the other Party [ * ] of any balance that remains.

9.3    Prosecution of Actions Related to any Device, the Compound or the Formulation. For purposes of this Section 9.3, Compound-Limited Claims shall be deemed to be included within MAP Patent Rights.

(a)      Notice. If any of the MAP Patent Rights or MAP Know-How in the Field is infringed by a Third Party, the Party first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement in reasonable detail.

(b)      MAP has the primary right, but not the obligation, to institute, prosecute and control any claim, demand, action, suit or proceeding with respect to any infringement or misappropriation of any of the MAP Patent Rights or MAP Know-How arising from the processing, manufacture, use, import, export, offer for sale, or sale of a Device, the Compound or the Formulation in the Field, excluding any particulate formations (including but not limited to the Particulate Formation of Compound). If MAP reasonably determines that NEKTAR UK is an indispensable party to any such claim, action, suit, or proceeding, NEKTAR UK hereby consents to be joined and to provide all reasonable cooperation at MAP’s expense. In such event, NEKTAR UK has the right to be represented in that claim, action, suit, or proceeding by its own counsel and at its own expense.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)      If MAP fails to bring a claim, demand, action, suit or proceeding against a Competitive Product Infringement under Section 9.3(b) within a period of sixty (60) days after receiving written notice from NEKTAR UK of such actual or potential infringement, or otherwise having knowledge of such actual or potential infringement described in Section 9.3(a), NEKTAR UK has the right, but not the obligation, to bring and control any such claim, demand, action, suit, or proceeding by counsel of its own choice and expense. If NEKTAR UK reasonably determines that MAP is an indispensable Party to any claim, action, suit or proceeding, MAP hereby consents to be joined and to provide all reasonable cooperation at NEKTAR UK’s expense. In such event, MAP has the right to be represented in such claim, action, suit or proceeding by its own counsel at its own expense. No settlement, consent judgment or other voluntary final disposition of a claim, demand, action, suit or proceeding under this Section 9.3(c) may be entered into without the joint consent of NEKTAR UK and MAP (which consent shall not be withheld unreasonably).

(d)      Awards. If MAP brings a claim, demand, action, suit, or proceeding for infringement by a Third Party under Section 9.3(b), any damages or other monetary awards recovered by MAP shall be applied first to defray the costs and expenses incurred by both Parties in the action. MAP will pay to NEKTAR UK the applicable royalty on Net Sales as calculated under Section 6.2 with respect to any balance that remains, with such balance being treated as lost profits and the corresponding level of Net Sales being determined from such lost profits. If NEKTAR UK brings a claim, demand, action, suit, or proceeding for infringement by a Third Party under Section 9.3(c), any damages or other monetary awards recovered by NEKTAR UK shall be applied first to defray the costs and expenses of both Parties incurred in the action, and NEKTAR UK shall then pay MAP any balance that remains less the applicable royalty calculated in accordance with the immediately preceding sentence.

9.4    Other Infringement. NEKTAR UK will retain any and all rights to pursue in its sole discretion any claim, demand, action, suit, or proceeding against, and control all such relating to, an infringement or misappropriation by or a Third Party of the NEKTAR UK Patent Rights or NEKTAR UK Know-How other than those addressed in Section 9.2. MAP will retain any and all rights to pursue in its sole discretion any claim, demand, action, suit, or proceeding against, and control all such relating to, an infringement or misappropriation by a Third Party of the MAP Patent Rights or the MAP Know-How other than those addressed in Section 9.3.

9.5    The Parties’ Representations and Warranties. NEKTAR UK and MAP each hereby represents and warrants to the other that, to the best of such Party’s knowledge as of the Effective Date:

(a)      It has sufficient legal and/or beneficial title under its intellectual property rights necessary for the purposes contemplated under this Agreement and to grant the licenses contained in this Agreement.

(b)      It is not aware of any material communications alleging that it has violated or, by conducting its obligations currently proposed under this Agreement, it would violate any of the intellectual property rights of any Third Party, and it is unaware of any

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

material unauthorized use, infringement or misappropriation of any of its Patents, copyrights, trademarks, trade secret rights and know-how rights necessary or useful to manufacture, use or sell the Product.

(c)      All of its employees, officers and consultants have executed agreements requiring assignment to the Party of all inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the Confidential Information of such Party.

(d)      It is free to enter into this Agreement and, in so doing, will not violate any other agreement to which it is a party. It has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

(e)      Neither it, nor any of its employees, officers, contractors or consultants who will render services relating to the Product has ever been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a. If such debarment or conviction should occur during the term hereof, the Party whose employees, officers, contractors or consultants has been so debarred or convicted (or is threatened with such debarment or conviction) shall promptly notify the other Party in writing and such debarment or conviction or threat thereof shall be grounds for immediate termination of this Agreement on written notice by the other Party.

(f)      It has not entered into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement.

(g)      It will not enter into any agreement with any Third Party during the term hereof that will conflict with the rights granted to the other Party under this Agreement.

(h)      Its execution and performance of this Agreement does not conflict with any agreements or arrangements to which it is a party as of the Effective Date.

(i)      There has been no material breach of the Prior Agreement, the Feasibility Agreement dated June 1, 2001 (“Feasibility Agreement”) by and between Sheffield Pharmaceuticals, Inc. (“Sheffield”) and Bradford Particle Design plc (to which NEKTAR UK is the successor in interest), or the License and Supply Agreement made and entered into as of April 26, 2002 (“Sheffield Agreement”) by and between Bradford Particle Design, Ltd. (now NEKTAR UK) and Sheffield, by such Party or its predecessors in interest, that is uncured, excluding the following matters previously discussed by the Parties, with respect to which matters neither Party makes any agreement or admission as to whether such a breach has occurred or not: the filing of patents and ownership of inventions and patents under such agreements and payment by MAP of the [ * ] to NEKTAR UK under the Prior Agreement.

10.    MUTUAL INDEMNIFICATION.

10.1      NEKTAR UK’s Right to Indemnification. Except with respect to claims for patent infringement as discussed in Article 9, MAP will indemnify, defend and hold

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

harmless each of NEKTAR UK and its Affiliates and their respective successors and assigns, and their respective directors, officers, employees, and agents, from and against any and all liabilities, damages, losses, settlements, penalties, fines, costs and expenses, including without limitation reasonable attorneys’ fees regardless of outcome (any of the foregoing to be referred to herein as “Damages”) of whatever kind or nature (but not including taxes), to the extent arising from any Third Party claim, demand, action, suit or proceeding based on (i) the processing, manufacture, use, import, export, offer for sale, sale, commercialization (including without limitation, promotion, distribution and marketing), handling, storage, transportation or disposal of the Compound, the Particulate Formation, the Formulation, the Device or the Product, including without limitation as a result of the administration of the Product to humans (including in the course of human clinical trials) or any recall or market withdrawal of any Device and/or the Product; (ii) the negligence or intentional misconduct of MAP or any of its employees, agents or contractors, (iii) a material breach by MAP of any term of this Agreement, (iv) a material misrepresentation by MAP under Section 9.5, or (v) a violation of Law by MAP or any of its sublicensees or their respective directors, officers, employees or agents or contractors, in each case except to the extent attributable to the negligence or intentional misconduct of NEKTAR UK or any of its employees, agents or subcontractors, material breach by NEKTAR UK of any term of this Agreement or any material misrepresentation by NEKTAR UK under Section 9.5 or a violation of Law by NEKTAR UK or its directors, officers, employees or agents or subcontractors.

10.2      MAP’S Right to Indemnification. Except with respect to claims for patent infringement as discussed in Article 9, NEKTAR UK will indemnify, defend and hold harmless each of MAP, its successors and assigns and their respective directors, officers, employees and agents from and against any and all Damages of whatever kind or nature, (but not including taxes), to the extent arising from any Third Party claim, action, suit or proceeding based (i) solely on the manufacture of the Particulate Formation of Compound by NEKTAR UK or its subcontractors (but excluding any Damages attributable to the Compound used in such Particulate Formation of Compound or to the manufacture of the Particulate Formation of Compound by NEKTAR UK subcontractors after the Effective Date), (ii) the negligence or intentional misconduct of NEKTAR UK or any of its employees, agents or subcontractors (iii) a material breach by NEKTAR UK of any term of this Agreement, (iv) a material misrepresentation by NEKTAR UK under Section 9.5, or (v) a violation of Law by NEKTAR UK or its directors, officers, employees or agents or subcontractors, in each case except to the extent that the claim, action or suit is attributable to the negligence or intentional misconduct of MAP or any of its agents, employees or contractors, material breach by MAP of any term of this Agreement, a material misrepresentation by MAP under Section 9.5 or a violation of Law by MAP or any of its sublicensees or their respective directors, officers, employees or agents or contractors, and in any case (i) through (v) excluding any such to the extent arising out of (x) any action or omission of a person at a time when he or she is no longer an employee of Nektar, (y) after the Effective Date, the MSE or its use (excluding any breach of a representation in Section 3.2), or (z) following any transfer of the SMP Line to MAP or its designee, the SMP Line or its use.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.3    Process for Indemnification. A Party’s obligation to defend, indemnify and hold harmless the other Party under Sections 10.1 or 10.2 shall be conditioned upon the following:

(a)      A Party seeking indemnification (the “Indemnified Party”) shall give prompt written notice of the claim to the other Party (the “Indemnifying Party”);

(b)      The Indemnified Party shall permit the Indemnifying Party to control any litigation or other proceeding relating to such claim and disposition of any such claim, including the settlement thereof, provided that (i) the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any such claim as such settlement or disposition relates to the Parties being indemnified under this Section 10.3, (ii) the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to and the written consent of the Indemnified Party if such settlement involves any remedy other than the payment of money by the Indemnifying Party, and (iii) the Indemnified Party may be represented by counsel of its own choosing at its own expense; and

(c)      The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought, and shall not settle or otherwise resolve any claim without prior notice to and the written consent of the Indemnifying Party.

10.4    Insurance. MAP and its sublicensees at their own expense, shall maintain comprehensive general liability insurance, including product liability insurance, covering claims regarding the development, commercialization or marketing of the Product in the minimum amount of [ * ] per occurrence, and [ * ] in the aggregate, with NEKTAR UK named as an additional insured. Such policies shall include a provision that NEKTAR UK shall be given written notice of any termination or material change of such a policy. MAP and its sublicensees shall maintain such insurance for so long as it continues to develop, commercialize, or market the Product, and shall from time to time provide copies of certificates of such insurance to NEKTAR UK upon its request.

11.    CONFIDENTIALITY.

11.1      Confidentiality; Exceptions. With respect to all Information or other information furnished by one Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to the Nondisclosure Agreement and/or this Agreement (collectively, “Confidential Information”), the Party receiving such Confidential Information (the “Receiving Party”) shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control, use all reasonable efforts to prevent the disclosure of any Confidential Information to any other person (except to its Affiliates, employees, agents and contractors who have a need to know solely for the purposes of this Agreement and who are bound by like obligations as to confidentiality), and use all reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized by this Agreement. Except to the extent expressly permitted herein, neither Party shall use the other Party’s Confidential Information to apply for nor secure intellectual property rights including patents. For clarity, NEKTAR UK agrees that it will not

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

disclose any Confidential Information to any Affiliate of NEKTAR UK except as required for NEKTAR UK to meet its obligations under this Agreement. Furthermore, NEKTAR UK agrees that no Affiliate of NEKTAR UK shall use the Confidential Information of MAP disclosed to it for the purposes of developing a product containing the Compound for use in the Field.

11.2      The mutual obligations of confidentiality in Section 11.1 and the obligations of Section 11.4 do not apply to Information or other information to the extent it is:

    (a)      independently developed by the Receiving Party outside the scope and not in violation of this Agreement by employees not having access to the other Party’s Confidential Information as demonstrated by the Receiving Party’s written records;

    (b)      in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the Receiving Party;

    (c)      received without an obligation of confidentiality from a Third Party having the right to disclose such information and who is not disclosing such information on behalf of the disclosing Party;

    (d)      released by the disclosing Party from the restrictions of this Article 11; or

    (e)      was in the possession of the Receiving Party prior to its disclosure by the disclosing Party hereunder, as demonstrated by the Receiving Party’s written records.

If disclosure of a Party’s Confidential Information is required by law, statute, rule or court order, the Receiving Party may disclose such Confidential Information provided that the Receiving Party shall use reasonable efforts to obtain confidential treatment of any such disclosure, consult with the other Party and permit the other Party to participate in seeking an appropriate protective order.

Notwithstanding the other provisions of this Section 11.2, NEKTAR UK and MAP may each, to the extent necessary, disclose Confidential Information of the other Party to any governmental authority, including any Regulatory Authority, in each case solely to (i) secure patent protection for an invention made as a result of the research and development activities undertaken by the Parties during and in the course of performing their obligations or exercising their rights under this Agreement, consistent with and permitted under Article 8, or (ii) to obtain institutional or government approval to clinically test or market the Product. In addition, notwithstanding the other provisions of this Section 11.2, NEKTAR UK and MAP may each, to the extent necessary, disclose Confidential Information of the other Party to any subcontractor of either NEKTAR UK or MAP performing work under this Agreement (provided such subcontractor is subject to the provisions of this Article 11) solely in order to perform research and development activities or contract manufacturing with respect to the Product.

11.3      Return of Confidential Information. Each Party shall return or destroy all Confidential Information of the other Party in its possession upon termination or expiration of

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement, except each Party may retain one (1) copy of the other’s Confidential Information in its legal files solely to the extent necessary to allow such Party to perform or enjoy any of its rights or obligations that expressly survive the termination or expiration of this Agreement.

11.4      Competitor Covenants. In addition to the provisions of Section 11.2, with respect to any subcontractors, sublicensees or Affiliates of MAP that have substantial technology, intellectual property or active programs to develop and exploit supercritical fluid or other technologies that may reasonably be considered to be competitive with any NEKTAR UK Core Technology that MAP is exploiting or plans to exploit under the license under Section 2.1(a), MAP shall obtain from such entities written commercially reasonable covenants (of which NEKTAR UK shall be an express intended third party beneficiary) that are reasonably calculated to prevent the intentional or accidental use of such NEKTAR UK Core Technology being or planned to be exploited by MAP in the entities’ competitive supercritical fluid or other technologies. Within thirty (30) days of entering into any agreement with any such subcontractor or sublicensee or first gaining any such Affiliate, MAP will so notify NEKTAR UK in writing and provide NEKTAR UK with a copy of any such agreement, provided that MAP may redact terms other than such covenants.

11.5      Survival. This Article 11 shall survive the termination or expiration of this Agreement for a period of five (5) years.

12.    PUBLICITY.

12.1      Public Disclosure. The Parties agree that the initial public announcement of the execution of this Agreement shall be in a form and content that is mutually acceptable to both Parties. The Parties contemplate that the announcement will be a press release that describes the nature and scope of this Agreement. Subject to Article 11, either Party may publicly disclose the general nature and scope of this Agreement and the stage of development of the Product at any time during the term of this Agreement, without the consent of the other Party. All other publicity relating to this Agreement including its terms shall be subject to the written consent of the other Party, subject to Section 11.2.

12.2      Statement Regarding This Agreement. Any information disclosed publicly by MAP relating to this Agreement, whether in the form of press releases, technical publications, regulatory filings, seminar and conference speeches and posters, interviews, videos, and other public statements regarding this Agreement, will include a prominent statement that this Agreement involves development and commercialization of a product for pulmonary delivery of the Compound using NEKTAR UK ‘s proprietary particle-formation technology and that such product has been developed pursuant to a collaboration with NEKTAR UK. Any information disclosed publicly by NEKTAR UK related to NEKTAR UK’s proprietary particle-formation technology concerning its collaborations for the particle engineering of pharmaceutical compounds shall include a statement that MAP is a development partner of NEKTAR UK.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.    TRADEMARKS, PRODUCT TRADEMARK; USE OF NEKTAR UK TRADEMARK.

13.1      The Product, any Device, Product packaging (including, without limitation, blister packs), promotional materials, package inserts, and labeling shall bear a trademark chosen and owned by MAP. The Product packaging, may bear the trademark, trade name, brand name, or logo of NEKTAR UK or its permitted assignee, as provided in Article 5, and therefore, NEKTAR UK grants MAP the right to use NEKTAR UK’s trademarks, trade name, brand name, or logo solely to the extent necessary for MAP to fulfill the obligations set forth in Article 5. MAP shall not use any trademark, trade name, brand name, or logo of NEKTAR UK or its permitted assignee outside the scope of this Agreement, and shall not take any action that would adversely affect the value of any NEKTAR UK or permitted assignee trademark. Nothing in this Section 13.1 shall be construed as a consent by MAP to any such assignment under Section 17.2.

14.    TERM AND TERMINATION

14.1      Term. The term of this Agreement commences as of the Effective Date and, unless sooner terminated as specifically provided in this Agreement, continues in effect on a country-by-country basis, until the expiration of all royalty obligations hereunder in respect of such country. For the purposes hereof, the royalties due under this Agreement shall continue on a country-by-country basis, from the date of Commercial Launch of the Product in such country until the longer of (i) the duration of MAP’s royalty obligation under Section 6.2(a), (ii) ten (10) years after Commercial Launch of the Product in such country, or (iii) the date upon which all of the NEKTAR UK Know-How licensed to MAP under this Agreement becomes known to the general public (through no fault of MAP or its sublicensees). For the purposes of this Agreement, the Parties agree that the NEKTAR UK Know-How licensed to MAP under this Agreement will be deemed to be known to the general public on a country by country basis if there is a competitor(s) of MAP making, having made, importing or selling the Product in the Field in such country in the Territory.

14.2      Termination by MAP. MAP may terminate this Agreement, with or without cause, effective on (6) six months written notice at any time. During such six (6) month period, NEKTAR UK and any Third Party consultants or contractors may continue to perform under this Agreement and MAP shall be responsible for all costs incurred thereunder plus all unavoidable costs and expenses, including necessary expenses associated with personnel and Third Party consultants or contractors, non-cancelable commitments, and cash outlays incurred by NEKTAR UK in direct relation to NEKTAR UK’s performance of its obligations hereunder (including, without limitation, all equipment ordered therefor that is non-cancelable or nonreturnable), even if such costs and expenses are incurred after the date of termination to the extent such costs and expenses arise out of prior commitments. NEKTAR UK will take commercially reasonable actions to mitigate such expenses under this Section 14.2.

14.3      Termination for Default. If either Party believes the other is in default of any of its material obligations under this Agreement, it may give notice of such default to the other Party, which Party has one-hundred and twenty (120) days in which to remedy such default, or thirty (30) days in the case of default in payment. Such one-hundred and twenty (120)

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

day period will be extended in the case of a default not capable of being remedied in such one-hundred and twenty (120) day period so long as the defaulting Party uses diligent efforts to remedy such default and is pursuing a course of action that, if successful, will affect such a remedy. If such alleged default is not remedied in the time period set forth above, this Agreement shall automatically terminate and all rights and licenses granted hereunder shall cease and revert in their entirety to the licensor thereof. In the event of a dispute regarding royalties or other amounts owing hereunder, all undisputed amounts will be paid when due and the balance, if any, will be paid promptly after settlement of the dispute. If MAP terminates this Agreement because of NEKTAR UK’s material breach, the license granted pursuant to Section 2.1(a) survives such termination, subject to the payment of milestones under Section 6.1 above and royalties and other payments pursuant to Section 6.2 above. The License granted by MAP to NEKTAR UK under Section 2.2 shall terminate immediately. If MAP terminates this Agreement for any reason other than NEKTAR UK’s material breach, or if NEKTAR UK terminates this Agreement because of MAP’s material breach, all license rights granted to MAP will terminate immediately, provided, however, that subject to the royalty obligations of MAP to NEKTAR UK under this Agreement, MAP may dispose of any Product in its inventory at the time of termination or under production at the time of termination, the license granted by MAP to NEKTAR UK under Section 2.2 will terminate immediately and MAP will provide to NEKTAR UK summaries of all pre-clinical, clinical and other data prepared or generated during the term of this Agreement except to the extent such data relates to a Device, and NEKTAR UK may use such summaries for NEKTAR UK’s development and/or commercialization of products other than the Product.

14.4      Surviving Obligations. Termination of this Agreement shall not terminate MAP’S obligation to pay all milestone payments, royalties and other payments, which have accrued hereunder (including any milestone payments then accrued because the event has occurred but not yet due and amounts specified in Section 14.2 above). The rights and obligations of the Parties under Section 2.1(b) (License to Compound-Limited Claims), Section 2.4 (No Implied Rights or Licenses), Article 7 (Record Keeping and Audits), Article 8 (Patents), payment obligations for rights accrued as of termination date under Article 9 (Infringement by Third Parties), Article 10 (Mutual Indemnification), Article 11 (Confidentiality), Article 12 (Publicity), provisions of Article 14 (Term and Termination) stated therein to survive, Article 15 (Limitation of Liability and Exclusion of Damages; Disclaimer of Warranty), (Article 16 (Dispute Resolution) , Section 17.5 (Notices), Section 17.7 (Waiver), Section 17.9 (Descriptive Headings), Section 17.10 (Governing Law), Section 17.11 (Severability), and Section 17.13 (Releases) shall survive the termination or expiration of this Agreement.

14.5      Challenge. NEKTAR UK shall have the right to terminate this Agreement immediately upon written notice if MAP challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the NEKTAR UK Patent Rights. If a sublicensee of MAP challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the NEKTAR Patent Rights to which such sublicensee is sublicensed, then MAP, upon written notice by NEKTAR UK, shall terminate such sublicense. MAP shall include provisions in all agreements that grant sublicense rights under any Patent included in the NEKTAR UK Patent Rights that if the sublicensee challenges the validity or enforceability of or otherwise oppose any such Patent under which the sublicensee is sublicensed, MAP may terminate its sublicense agreement with such sublicensee.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.6      Accrued Rights, Surviving Obligations. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement. Termination by a Party shall not be an exclusive remedy and all other remedies will be available to the terminating Party, in equity and at law.

15.    LIMITATION OF LIABILITY AND EXCLUSION OF DAMAGES; DISCLAIMER OF WARRANTY

15.1      EXCEPT IN THE CASES OF OFFSETS PURSUANT TO SECTION 9.1 AGAINST ROYALTIES PAYABLE TO NEKTAR UK AND OF NEKTAR UK’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.2, IN NO EVENT SHALL NEKTAR UK’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS NEKTAR UK IS PAID BY MAP PURSUANT TO THIS AGREEMENT.

15.2      EXCEPT IN THE CASE OF A BREACH OF ARTICLE 11, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLES 9 AND 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

15.3      The limitation on liability and exclusion of damages provided for in Sections 15.1 and 15.2 (a) apply even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages; (b) are a fundamental element of the basis of the bargain between the Parties and this Agreement would not be entered into without such limitations and exclusions and (c) shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy herein.

15.4      Except as provided in Section 9.5, NEKTAR UK PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PARTICULATE FORMATION OF COMPOUND OR NEKTAR UK PATENT RIGHTS, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

16.    DISPUTE RESOLUTION

16.1      Arbitration. Except for disputes, controversies or claims relating to intellectual property rights (including without limitation Patent validity and enforceability and Patent claim construction) or the scope of the license granted hereunder, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

amendments, or the validity, enforceability, construction, performance or breach thereof, shall be finally settled under the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those Rules, provided that the arbitrators appointed have both (i) at least ten (10) years senior management arbitration experience at one or more pharmaceutical companies and (ii) significant arbitration experience in the pharmaceutical sector; provided, however, if the Parties mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator. Such arbitration shall be conducted in one of the California counties of San Francisco, San Mateo or Santa Clara unless the Parties agree otherwise. The existence of the arbitration and all proceedings and evidence therein shall be Confidential Information of the Parties. The award rendered shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction. The Parties agree that they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. The arbitrators must assess the costs of the arbitration, including administrative fees and fees of the arbitrators, and the prevailing Party’s reasonable attorneys’ and experts’ fees against the Party that does not prevail in the arbitration, which the arbitrators must determine.

16.2      Pre-Arbitration Dispute Resolution. No dispute under this Agreement shall be referred to arbitration under Section 16.1 until the following procedures in this Section 16.2 have been satisfied. A senior vice president or more senior executive officer from each of NEKTAR UK and MAP shall meet as soon as practicable, and as reasonably requested by either Party, to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. If the dispute is not resolved by the chief executive officers by written mutual agreement within thirty (30) calendar days after meeting to discuss the dispute, either Party may at any time thereafter provide the other Party written notice specifying the terms of such dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 16.1. Such arbitration shall be initiated within thirty (30) calendar days of either Party providing written notice to the other Party of its intent to institute arbitration proceedings, unless mutually agreed by the Parties to extend such time.

16.3      Provisional Remedy. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

16.4      Disputes Related to Intellectual Property Rights and License Grants. Any and all disputes, controversies or claims relating to intellectual property rights (including without limitation Patent validity and enforceability and Patent claim construction) or the scope of the licenses granted hereunder shall be subject to the exclusive venue and jurisdiction of the federal courts of competent jurisdiction. The Parties hereby consent to the exclusive venue and jurisdiction of such courts for such disputes, controversies or claims.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.    MISCELLANEOUS.

17.1      Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

17.2      Assignment. Except as otherwise provided in this Section 17.2, neither this Agreement nor any interest hereunder is assignable by any Party without the prior written consent of the other (which consent will not be unreasonably withheld following the conclusion of a party’s obligations under this Agreement); provided, however, that either Party may assign this Agreement (a) in whole or in part to any Affiliate or (b) in its entirety to any successor in interest by merger, stock transfer, or sale of substantially all of its business (meaning in the case of NEKTAR UK, the successor or owner of the NEKTAR UK Patent Rights and the NEKTAR UK Know-How) to which this Agreement relates (provided, however, that under no circumstances shall NEKTAR UK be permitted under this clause 17.2(b) to assign this Agreement to a Third Party that markets a product for treatment of migraine headaches or that then has a product candidate for treatment of migraine in Phase II or later phase clinical trials, in each case (a) and (b) in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations under this Agreement. This Agreement is binding upon the successors and permitted assignees of the Parties and the name of a Party appearing herein is deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 17.2 is void.

17.3      Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.4      Force Majeure. Neither Party is liable to the other Party for loss or damages or, except as otherwise set forth in Article 14, has any right to terminate this Agreement for any default or delay attributable to any event beyond its reasonable control and without its fault or negligence (a “Force Majeure Event”), including but not limited to acts of God, acts of government (including injunctions), fire, flood, earthquake, strike, labor dispute, and the like. The Party affected will give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for [ * ] thereafter and the Party receiving notice shall be similarly excused from its respective obligations which it is thereby disabled from performing; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause. If the Parties are unable to resolve a default or delay in performance of a Party’s duties under this Agreement due to an event under this Section 17.4 within [ * ] of notifying the other Party, then the Party will exert commercially reasonable efforts to find a Third Party to supply to the other Party the product or services, which are the subject of the default, at commercially reasonable prices/costs. Notwithstanding the

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

foregoing, nothing in this Section 17.4 will excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

17.5      Notices. All notices and other communications hereunder shall be in writing and is deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address is effective only upon receipt thereof):

If to MAP, addressed to:	If to NEKTAR UK, addressed to:

MAP Pharmaceuticals, Inc. 2400 Bayshore Parkway, Suite 200 Mountain View, CA 94043 Attention: President and CEO Facsimile: [ * ]	NEKTAR THERAPEUTICS UK LIMITED 150 Industrial Road San Carlos, CA 94070 Attention: [ * ] Facsimile: [ * ]

With copy to:

Nektar Therapeutics 150 Industrial Way San Carlos, CA 94070 Attention: [ * ] Facsimile: [ * ]

17.6      Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.7      Waiver. No provision of this Agreement is waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

17.8      Counterparts. This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one Party but both such counterparts taken together will constitute one and the same agreement.

17.9      Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and have no force or effect in construing or interpreting any of the provisions of this Agreement.

17.10    Governing Law. This Agreement is governed by and interpreted in accordance with the substantive laws of the State of California, USA without regard to its or any other jurisdiction’s choice of law rules.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.11    Severability. Whenever possible, each provision of this Agreement is interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the Parties will seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

17.12    Compliance with Law. Nothing in this Agreement is deemed to permit MAP to export, re-export or otherwise transfer any Information transferred hereunder or the Product manufactured therefrom without complying with applicable laws.

17.13    Releases. As additional consideration for the Parties, each Party, subject to Sections 10.1 and 10.2 of this Agreement, hereby forever and completely releases and discharges the other Party, the other Party’s Affiliates, and their respective officers, directors, current and former employees, agents, predecessors, successors in interest and assigns, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known or unknown, disclosed and/or undisclosed, existing as of the Effective Date, and arising out of or related to the Prior Agreement, the Feasibility Agreement, or the Sheffield Agreement, and any other agreement between or among NEKTAR UK, MAP and Sheffield or, as determined as of the Effective Date, their predecessors or successors, or to the Product, the Formulation, the Particulate Formation of Compound (including the supply thereof or inventions as to the composition of matter of, methods of making, or methods of using it), the Compound, the NEKTAR UK Patent Rights, the NEKTAR UK Know-How, excluding any such claims for a breach of the Prior Agreement, the Sheffield Agreement or the Feasibility Agreement, of which claims such Party actually is and reasonably should be unaware as of the Effective Date and which claims are the basis for a breach of the other Party’s representation pursuant to Section 9.5(i). Each Party agrees that it is aware of and has been fully advised by its attorney of the contents of section 1542 of the Civil Code of the State of California and any other similar provision under the laws of any other jurisdiction, and these provisions and the benefits thereof are hereby expressly waived. Such section 1542 reads as follows:

Section 1542. (General Release Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

17.14    Entire Agreement of the Parties. This Agreement and the Exhibit attached hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties hereto, and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, including the Non-Disclosure Agreement, between the Parties respecting the subject matter hereof, and neither Party is liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement.

MAP PHARMACEUTICALS, INC.		NEKTAR THERAPEUTICS UK LIMITED

By:	/s/ Timothy S. Nelson	By:	/s/ David Johnson

Name:	Timothy S. Nelson	Name:	David Johnson

Title:	President and CEO	Title:	Sr. VP R+D

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.4

NEKTAR UK PATENT RIGHTS

Nektar UK
[ * ]

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3.3(A)

Documents and Information Specified in Section 3.3(a)

(1)	All documents necessary to support: [ * ].

(2)	All documents material to documenting [ * ].

(3)	Documents detailing [ * ].

(4)	Documents specifically relating to the [ * ].

(5)	A full electronic version of [ * ].

(6)	A full electronic version of [ * ].

(7)	All documentation and other information documenting [ * ].

(8)	All [ * ].

(9)	Copies of all [ * ].

(10)	Copies of any and all [ * ].

(11)	Copies of all [ * ].

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.